CONSULTING AGREEMENT

         This Agreement ("Agreement") is entered into as of the 13th day of June 2001 by and between 3PF.com, Inc., a Delaware corporation (hereinafter "3PF") and George Kuper (hereinafter "Kuper"), and the parties therefore agree as follows.

SECTION 1.        POSITION AND DUTIES
          Kuper will be expected to perform such duties and responsibilities as are commensurate with the position of Chief Operating Officer of 3PF and for seeing that the directions and assignments of the Chief Executive Officer and the orders and resolutions of the Board of Directors are carried into effect, including to plan, develop, and help establish policies and objectives or business organization in accordance with those directions, orders, and resolutions. Kuper understands that his duties may require frequent travel as may be needed by 3PF from time to time.

SECTION 2.        TERM
          The Term of this Agreement shall commence on April 1, 2001, and end on December 31, 2001. At any time during the Term, the parties may negotiate in good faith for the possible extension of this Agreement or the revision of the terms of this Agreement.

SECTION 3.        CONSULTING FEE
          Throughout the Term of this Agreement, 3PF will pay Kuper a fee of $15,000.00 per month. Payment will be made pursuant to the monthly invoice submitted by Kuper.

SECTION 4.        BUSINESS EXPENSES
          During the Term of this Agreement, Kuper shall be entitled to receive reimbursement for reasonable expenses incurred by Kuper in the performance of his duties under this Agreement upon presentation of appropriate documentation of such expenditures and if those expenses meet the requirements of any policies issued by 3PF, including any modifications to those policies that may be made from time to time, with respect to the incurring, and reimbursement, of business expenses.

SECTION 5         PROPRIETARY INFORMATION

          5.01    CONFIDENTIALITY
          Kuper will be expected to forever hold in the strictest confidence and not disclose to any person, firm, corporation or other entity any of 3PF's Proprietary Information, as defined below, except as such disclosure may be required in connection with his work for 3PF or as expressly authorized by 3PF's policies in effect from time to time. Kuper understands and agrees that the obligations set forth in this
          Section 5 with respect to the confidentiality of 3PF's Proprietary Information survive this Agreement.

          5.02 DEFINITION OF PROPRIETARY INFORMATION
          For the purposes of this Agreement, the term "Proprietary Information" shall mean patent applications, copyrights, industrial designs, service marks, trademarks, trade names, discoveries, inventions, processes, methods, formulae, trade secrets, technical data,


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          drawings,   packaging,   information   concerning  prices,  costs  and
          customers,   marketing   techniques,   inter   company   publications,
          unpublished works, plans, policies, computer and information systems and software and all other information and knowledge in any form or media, relating or pertaining to the products, services, sales or other business of 3PF, its parent company, successor, affiliates and customers in any way which is of a confidential or proprietary nature.

          Notwithstanding the foregoing, "Proprietary Information" shall not include information that has become generally known in or available to the public or industry in which 3PF conducts business and shall not include general skills and expertise that Kuper acquires or may have acquired during Kuper's work for 3PF or Kuper's work in the industry.

SECTION 6.        INDEMNIFICATION
          3PF agrees to indemnify and hold Kuper harmless from and against any losses, claims, demands, damages or liabilities of any kind relating to or arising out of Kuper's duties and responsibilities under this Agreement. 3PF will not, however, be responsible for any such losses, claims, demands, damages, liabilities or expenses that have resulted from the gross negligence or willful misconduct of Kuper. 3PF also agrees that Kuper shall not have liability (whether direct or indirect, in contract, tort or otherwise) to 3PF or any of its security holders or creditors for or in connection with this agreement or Kuper's duties in connection therewith, except for any such liability for losses, claims, demands, damages, liabilities or expenses incurred by 3PF that have resulted from the gross negligence or willful misconduct of Kuper.

SECTION 7.        TERMINATION

          7.01     BY EITHER PARTY WITH NOTICE
          Either party may terminate this agreement at any time for any reason or for no reason with seven days' advance written notice to the other party.

          7.02     BY EITHER PARTY IMMEDIATELY
          3PF may terminate this agreement immediately without further obligation to Kuper (other than 3PF's obligations to pay fees accrued through the date of termination under Section 3, to reimburse expenses incurred prior to the date of termination as provided in Section 4 and to indemnify as provided in Section 6) upon the occurrence of any of the following:

                  (i)      Gross misconduct; or

                  (ii)     Any breach of Section 5 of this agreement.

          Kuper may terminate this agreement without further obligation to 3PF upon a material breach by 3PF of Sections 3 or 6 of this agreement.

SECTION 8.        ARBITRATION
          Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be submitted to binding arbitration in accordance with the employment arbitration

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          Rules then in effect of the American Arbitration  Association ("AAA").
          The party seeking arbitration must provide written notice to the opposing party of the intent to arbitrate claims. Arbitration will take place at AAA's offices in Southfield, Michigan.

          The parties shall select an arbitrator from a list provided by the American Arbitration Association that is mutually satisfactory to them. If the parties are unable to agree on an arbitrator, they shall each choose an arbitrator through the rules applied by AAA for the selection of arbitrators. The arbitrator shall apply the law of the State of Michigan or the federal law of the United States of America, or both, as applicable to the claims asserted. The award of the arbitrator shall be binding and final on all parties. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator's fee and costs shall be divided equally between the parties.

SECTION 9.        ENTIRE AGREEMENT
          This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supercedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof. It is to be construed under the laws of the State of Michigan.

SECTION 10.       NO AMENDMENT
          No modification of amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto.

3PF.COM, INC.                                 GEORGE KUPER

By: /s/ Paul Rosenbaum                        /s/ George Kuper
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Its: CEO

Date: June 13, 2001                           Date: June 13, 2001
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